URGENT MESSAGE FOR ALL CACI SHAREHOLDERS

[ X ]	Vote Now to Defend Your Investment in CACI

November 22, 1999

Dear CACI Shareholders:

We recently wrote to you to warn that a dissident shareholder and known "Greenmailer" by the name of Parsow had announced his intention to wrench control of your Company by putting up his own slate of directors for election at the upcoming 1999 Annual Meeting of CACI Shareholders.

As the attached table aptly shows, your Company's director nominees bring a wealth of first-hand experience in those areas necessary to successfully manage CACI and create further shareholder value. Your Company's nominees have significant experience in public companies and many have been chief executive officers of other public companies. The majority of them have in-depth experience in one or both of CACI's core market places -- information technology and the federal government. And ten of the eleven CACI nominees are independent outside directors. Your Company's slate is truly impressive by any standard and a detailed biography on each of the nominees is attached.

The attached table starkly illustrates that, in comparison to your Company's nominees, Parsow's nominees are ill equipped to manage a public company of CACI's size, complexity and business. Not one of Parsow's nominees has been the CEO of a public company, and only two serve on the board of directors of a public company. Parsow's nominees appear to be little more than his personal acquaintances and people he does business with. On the whole, their experience and qualifications do not remotely compare to those of your Company's nominees for the job at hand.

Your Board of Directors and management have an enviable record of growing shareholder value. In the past ten years, your stock has appreciated over 800% in value, from approximately $2.50 per share to $23.69 on 16 November 1999. Also, during the last 12 months, CACI's stock has produced a return of almost double the return of the Russell 2000 Small Cap Index, a popular index used by Wall Street to benchmark companies similar in size to CACI.

Our December 9th annual meeting election is rapidly approaching. It is now time for you to vote to defend your investment in CACI. Please vote for your current Board of Directors by signing, dating and returning the enclosed proxy card or instruction form in the envelope provided. If you have questions or need other assistance to vote your CACI shares, please call our proxy solicitor, Morrow & Co., toll free at 1-800-566-9061.

You can be assured that we will continue to work hard and smart to further increase the value of your investment in CACI. Thank you for your support -- and your vote!

/s/ J.P. London Chairman of the Board, Chief Executive Officer & President CACI International Inc	/s/ L. Kenneth Johnson President CACI, Inc. (U.S. Operations)	/s/ Gregory R. Bradford President & Managing Director CACI Limited (European Operations)

/s/ Stephen L. Waechter Executive Vice President Chief Financial Officer & Treasurer CACI International Inc	/s/ Jeffrey P. Elefante Executive Vice President General Counsel & Secretary CACI International Inc

The Nominees' Qualifications and Experience

[ X ]	CACI's Nominations

	Director of Public Company	CEO of Public Company	Mergers and Acquisitions	Senior Executive of Major Company	Federal Gov't Industry	IT Industry
Richard L. Armitage	X				X
Richard L. Leatherwood	X		X	X
Dr. J.P. London	X	X	X	X	X	X
Larry L. Pfirman	X
Warren R. Phillips	X		X		X	X
Charles R. Revoile	X		X	X	X	X
Dr. Glenn Ricart	X			X	X	X
Vincent L. Salvatori	X	X	X	X	X	X
William B. Snyder	X	X	X	X
Ricahrd P. Sullivan	X	X	X	X
John M. Toups	X	X	X	X	X	X
	11 of 11	5 of 11	8 of 11	8 of 11	7 of 11	6 of 11

Parsow's Nominations*

Lawrence I. Batt
Dr. William H. Evers, Jr.				X	X	X
Louis B. Lloyd	X			X
David S. Logan
Sean T. Mullen
Alan S. Parsow	X
L.E. Wilson			X
John W. Woodmansee, Jr.				X		X
	2 of 8	0 of 8	1 of 8	3 of 8	1 of 8	2 of 8

*Assessment based on information provided by Parsow to CACI International Inc

Exemplary Qualifications of CACI's Slate

[ X ]	Richard L. Armitage. Outside Director Nominee.
Ambassador Armitage offers the Company's Board his varied experience in serving on the boards of large companies and policy-oriented organizations, and his experience in conducting complex transactions. Ambassador Armitage also offers insights into the Department of Defense, and the policy and process associated with budget and program development. President of Armitage Associates L.C., 1993-present. Ambassador, U.S. Department of State, 1992-1993. Diplomat, U.S. Department of State, 1989-1992. Assistant Secretary of Defense for International Security Affairs, 1983-1989. Deputy Assistant Secretary of Defense for East Asia and Pacific Affairs, Office of the Secretary of Defense, 1981-1983. Senior Advisor to the Interim Foreign Policy Advisory Board, Ronald Reagan presidential campaign, 1980. Administrative Assistant to Senator Robert Dole, 1978. Board Member: Roy F. Weston, Inc., U.S.-Azerbaijan Chamber of Commerce. Member of the Advisory Board of ManTech International Corporation, and of the Secretary of Defense's Defense Policy Board. Past Board Member of General Dynamics Electric Systems, Inc.

[ X ]	Richard L. Leatherwood. Outside Director of the Company since 1996.
Strengths that Mr. Leatherwood brings to the Company's Board include senior level executive experience with publicly held corporations. Mr. Leatherwood's experience includes business unit management for a Fortune 500 transportation company. Corporate Director, Dominion Resources, Inc. and Dominion Energy, 1994-present. President and Chief Executive Officer, CSX Equipment Group, 1986-1991. Vice Chairman, Chessie System Railroads and Seaboard System Railroad, 1985. President and Chief Executive Officer, Texas Gas Resources Group, 1983-1985.

[ X ]	Dr. J.P. London. Chairman of the Board and Chief Executive Officer.
Under Dr. London's leadership, the Company has grown to become an international pacesetter in information technology markets throughout North America and Western Europe. Dr. London developed the Company's business in advanced information systems, systems engineering and logistics sciences. He also engineered the Company's revenue and profit turnaround in 1984-1985. In 1990, he created the Company's "New Era" strategic vision to transform the Company into an information technology-focused organization for broader opportunities in rapidly changing markets. In fiscal year 1995, the Company achieved Dr. London's New Era objectives and set Company records for revenue and profit. Now, in the late 1990s, Dr. London has transformed the Company into an infotech solutions provider with distinctions across the technology spectrum, from information security to intelligence community and telecommunications services. Elected Chairman, April 1990. Director of the Company since 1981. Joined CACI 1972, developed CACI's extensive work in advanced information systems, systems engineering and logistics sciences. Vice President 1975, Senior Vice President 1977, Executive Vice President 1979, Operating Division President 1982, President and Chief Executive Officer, 1984. Senior Advisory Board, Northern Virginia Technology Council. Board of Advisors, the George Washington University School of Business and Public Management. Board of Advisors, Marymount University. KPMG High Tech Entrepreneur Award 1995. Distinguished Alumni Award, George Washington University 1996. B.S., U.S. Naval Academy, Engineering; M.S., U.S. Naval Postgraduate School, Operations Research. Doctorate, George Washington University, Business Administration, conferred "with distinction."

[ X ]	Larry L. Pfirman. Outside Director of the Company since 1993.
Mr. Pfirman's contributions to the Company's Board include his experience as a senior level businessman, and his perspective as an active private investor. Private investor. Founder, Chairman, and Chief Executive Officer, Tara Lee Management Company, 1998-present. Founder, Chairman, and Chief Executive Officer, Tara Lee Sportswear, Inc., 1978-1998. Founder and former Chairman, Spectro Knit Mfg. Co., 1978-1997.

[ X ]	Warren R. Phillips. Outside Director of the Company since 1974.
In addition to his experience as a senior level technology executive, Dr. Phillips brings to the Company's Board considerable expertise in the areas of information technology consulting and the provision of computer services. The Company's Board also benefits from Dr. Phillips' familiarity with the U.S. intelligence community and his understanding of international business issues. Executive Vice Chairman, Chief Executive Officer and Secretary/Treasurer, Moscow/Maryland, Inc. (formerly, Soviet American Venture Initiatives (US-USSR)); Chief Executive Officer, International Initiative, Inc., 1995-present. Professor, Assistant Vice President for Administration and Computer Services, and Chief Academic Officer, University of Maryland, 1974-present. Consulting in National Defense, Political Science, Information Systems, Foreign Affairs, International Relations, Simulation and Crisis Management, Quantitative Analysis: Department of State, Department of Defense, Department of Energy, Arms Control and Disarmament Agency, Maryland State Legislature, USAID, IBM, Ford Foundation, Brown & Root, Inc., Bendix Corporation, RAND Corporation, Arthur Young. Ph.D., University of Hawaii-Political Science.

[ X ]	Charles P. Revoile. Outside Director of the Company since 1993.
As an attorney and former senior level executive, Mr. Revoile brings to the Company's Board his vast experience in the governance of publicly held corporations and in contracting with the federal government. In addition, the Company's Board values Mr. Revoile's perspective as an active private investor. Private investor. Legal and business consultant, 1992-present. Senior Vice President, General Counsel and Secretary, CACI International Inc, 1985-1992 (retired 1992). Vice President and General Counsel, Stanwick Corporation, 1971-1985.

[ X ]	Dr. Glenn Ricart. Outside Director of the Company since 1998.
Dr. Ricart brings to the Company's Board a technologist's understanding of the information technology and telecommunications industries, knowledge of the Department of Defense, and his experience as a senior level executive of a publicly held corporation. Executive Vice President and Chief Technology Officer, CenterBeam, Inc., 1999-present. Outside Director, First USA Financial Services, Inc., 1998-present. Senior Vice President and Chief Technology Officer, Novell, Inc., 1995-1999. Outside Director, SCO, Inc., 1998-1999. Program Manager, Defense Advanced Research Projects Agency, 1994-1995. Director, Computer Science Center, University of Maryland and other senior posts, 1982-1994. Founder, SURAnet, 1983-1994. Past Board Member: EDUCOM, National Association of State Universities and Land Grant Colleges, BITNET, Seminars on Academic Computing.

[ X ]	Vincent L. Salvatori. Outside Director of the Company since 1998.
Strengths that Mr. Salvatori brings to the Company's Board include experience as a senior level executive of a public corporation in the information technology industry operating in the federal government market, expertise in business planning, the U. S. intelligence community, and research and engineering. Chairman of the Board of Dynamic Engineering, Inc., 1992-present. Director, Association of Corporate Growth, Washington Chapter, 1987-1999. Chairman of the Board, QuesTech, Inc., 1992-1998. President and Chief Executive Officer, QuesTech, Inc., 1988-1992. Executive Vice President, Planning and Technology, QuesTech, Inc., 1984-1988 Vice President, Quest Research, Inc., 1968-1984; Founder of Quest Research, 1968.

[ X ]	William B. Snyder. Outside Director of the Company since 1996.
Mr. Snyder brings to the Company's Board his experience as a senior level executive of a Fortune 500 insurance company, his understanding of investor organizations, and his knowledge of financial institutions. General Partner of Merastar Partners Limited Partnership since 1991. Chairman and Chief Executive Officer, GEICO Corporation, 1985-1993. Board member of Phillips Publishers, Inc., 1994-present. Member of Advisory Boards of Riggs Bank, N.A. and Washington Mutual Investors Fund.

[ X ]	Richard P. Sullivan. Outside Director of the Company since 1996.
Strengths that Mr. Sullivan brings to the Company's Board include his experience as a former senior level executive of a Fortune 500 company, his expertise in mergers and acquisitions, and his background in investment banking. The Company's Board also benefits from Mr. Sullivan's insights as a seasoned executive with company directorships in diverse industries. President and Chief Executive Officer, Cargill Detroit Corporation, 1997-present. Chairman and Chief Executive Officer, The J.L. Wickham Co., Inc., 1992-1997. Vice Chairman, Ferris Baker Watts, Incorporated, Chief Executive Officer, Baker, Watts & Co., Inc., 1987-1993. Past and present Corporate Director: Equitable Bancorporation, Monumental Corporation, Noxell Corporation, PRC, PharmaKinetics Labs, Inc., National Association of Manufacturers. Board member: The United Way of Central Maryland, Central Maryland YMCA, The Johns Hopkins University, 1979-1991, Towson University School of Business and Economics.

[ X ]	John M. Toups. Outside Director of the Company since 1993.
Mr. Toups brings to the Company's Board his experience as a senior level executive of a major information technology contractor, banking knowledge, and company directorships in diverse industries, including a Fortune 500 corporation. Outside Director, Halifax Corporation, NVR, Inc., Telepad Corporation, Thermatrix Inc. and GTSI. President and Chief Executive Officer, PRC, Inc., 1978-1982. Chairman, President and Chief Executive Officer, PRC, Inc., 1982-1985. Chairman and Chief Executive Officer, PRC, Inc., 1985-1987. Member of Fairfax Hospital System Board of Trustees. Director and past President, Professional Services Council Board of Directors. Past Director: PRC, Inc., Emhart Corporation, Washington Bancorp, Washington Gas Light Company, and Guest Services.